AMENDMENT TO
EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of October 27, 2010, is entered into by and among Globe Specialty Metals, Inc. (the “Company”) and Stephen Lebowitz (“Executive”).

    WHEREAS, Company and Executive are parties to that certain Employment Agreement dated as of June 20, 2008 (“Original Agreement”);

    WHEREAS, the Original Agreement provided that Executive would be eligible to receive annual stock grants on the terms and conditions and in the amounts set forth in the Original Agreement;

    WHEREAS, the Company adopted an annual executive bonus plan on August 30, 2010 that the compensation committee believed better aligned incentive awards for the Company’s executives with the Company’s goals; and

    WHEREAS, Company and Executive desire to amend the Original Agreement to reflect the adoption of the annual executive bonus plan in accordance with and subject to the terms and conditions set forth in this Amendment.

    NOW, THEREFORE, the parties hereby agree as follows:

    1.           Definitions.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them in the Original Agreement.

    2.           Amendment to Section 3.2.  Section 3.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

3.2.           Annual Executive Bonus Plan.  In addition to the Executive’s Base Salary, the Executive shall be eligible to receive awards in accordance with the terms of the annual executive bonus plan approved by the compensation committee of the Board (the “Committee”) on August 30, 2010, and attached hereto as Annex B, the terms of which are subject to periodic review and modification by the Committee.

    3.           Amendment to Annexes.  Annex B, attached hereto, is hereby incorporated into and shall form a part of the Original Agreement as amended by this Amendment.

    4.           Effect of Amendment.  The parties acknowledge that the adoption of the annual executive bonus plan set forth in this Amendment supersedes any awards Executive may have been eligible to receive pursuant to Section 3.2 of the Original Agreement in respect of the calendar year ending December 31, 2010.  Except as set forth in this Amendment, the Original Agreement shall continue in full force and effect.  To the extent, if any, that any provision of this Amendment conflicts with or differs from any provision of the Original Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.  This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

COMPANY:

Globe Specialty Metals, Inc.

By: /s/ Malcolm Appelbaum
Name: Malcolm Appelbaum
Title: Chief Financial Officer

EXECUTIVE:

/s/ Stephen Lebowitz
Stephen Lebowitz

ANNEX B

Filed as Exhibit 10.1 to the Form 10-Q filed on November 12, 2010